Exhibit 99.1

BPZ Energy Reports Year-end 2014 Reserves

Corrected Press Release

Houston, TX ‒ February 9, 2015 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today announced the results of an independent evaluation of the Company’s certified year-end 2014 oil reserves at offshore Block Z-1.

The following discussion includes BPZ Energy’s 51% interest in oil reserves and associated production for the Albacora and Corvina fields at Block Z-1. Oil reserves are presented under the usual categories of proved developed producing (PDP), proved developed non-producing (PDNP), proved undeveloped (PUD), total proved (P1), probable (P2), and possible (P3) reserve estimates. These oil reserve estimates were prepared by the Company’s independent reserve auditors Netherland Sewell & Associates, Inc. (NSAI). No gas reserves have been certified by the Company under U.S. Securities and Exchange Commission (SEC) standards, as a commercial market is still under development.  The Company continues to develop a gas strategy to supply natural gas to the regional market and for a multi-country project.

Further, the reserve report figures do not include contingent resources of the Company’s other Z-1 fields such as Delfin and Piedra Redonda, nor do they include contingent resources at the Company’s other development blocks. A full presentation of proved oil reserves estimated in accordance with SEC rules will be included in the 2014 annual report on Form 10-K, expected to be filed in March 2015.

BPZ Energy reported net proved reserves of 13.6 million barrels of oil (Mmbo) as of December 31, 2014. The 2014 reserve report used a $99.65 per barrel price, which is the 12-month unweighted arithmetic average of the first-day-of-the month contract price for each month in the period January through December 2014. A Form 8-K is being filed which will include a copy of this release and the NSAI reserve letter.

Manolo Zúñiga, president and CEO of BPZ Energy commented, “Our 2014 reserve report reflects the first full year of our reinitiated drilling campaign at the Corvina and Albacora fields since acquiring and interpreting 1,600 square kilometers of 3D seismic at Block Z-1 and installing the new Corvina CX-15 platform. Much progress has been made on the geologic interpretation and development of these two oil fields based on the data gathered during 2014.

We believe that focusing on the development of the new deeper oil in Albacora and the southwest extension of Corvina could provide us further production and reserve growth. Last year’s drilling campaign allowed us to increase the 2014 year-end ratio of proved developed to total proved reserves to 31% from 20% at the end of 2013. We were also able to convert P2 locations into PUDs, allowing us to start 2015 with a multi-year inventory of 19 PUD locations and strong evidence of our asset potential at Block Z-1, where we continue appraisal of the other Z-1 prospects.”

The following table provides a summary of BPZ Energy’s 51% interest in Block Z-1 oil reserves.

Proved reserves of 13.6 Mmbo were 2.5 Mmbo lower in 2014 compared to 2013 levels. The decrease in proved oil reserves was due to production of approximately 0.9 Mmbo and revisions of approximately 4.3 Mmbo due to performance of 2014 wells causing downward revisions to those well reserves and associated PUDs in the areas drilled. These revisions were offset in part by 2.7 Mmbo of additions and extensions, mainly at Albacora.

The discussion below references the estimated ultimate recoveries (EURs) of wells on a gross basis, for which BPZ Energy holds a 51% interest.

Corvina

At year-end 2013 there were 17 PUD locations at the Corvina field and six were drilled in 2014. This compares with 13 PUD locations included in the year-end 2014 report. Based on results of wells drilled so far at Corvina, EURs for both PDP and PUD wells are estimated to average approximately 1 Mmbo, respectively.

However, well position in the field can affect recovery values as seen in the recent drilling campaign. For example, the performance of four of the six PUD wells drilled in 2014 was less than expected due to their infill nature, encountering partial depletion of the oil sands caused by nearby producing wells, combined with the impact of gas-cap gas breakthrough on three of these four wells. As a result, EURs for the three future infill wells are estimated to average approximately 700,000 barrels of oil.

The CX15-8D well was recently completed with results expected later this month. The CX15-8D well is included in the 2014 reserve report as a PUD. This well helps extend the Corvina field to the southwest where PUD locations have been assigned higher average EURs as this area should enjoy higher original reservoir pressures than the Corvina infill wells and these locations are away from the gas cap.

In this respect, the new CX15-9D well was spud on February 6, 2015 in the southwest area of Corvina with results expected in April. Targeted measured depth of the CX15-9D well is 9,287 feet.

Albacora

At year-end 2013 there were four PUD locations at the Albacora field. These four PUDs were drilled in 2014 and established the oil water contact boundary for the Mid-Zorritos formation which allowed for the addition of proven locations in the southeast area of the field. The recent A-27D well is included in the PDNP category for 2014 given the well came online early in 2015, and may further extend the Proved area of the field. As a result of this timing, any potential for new deeper Zorritos oil found in the well has not been fully incorporated into the year-end 2014 report.

Given these field extensions, total PUDs at year-end 2014 were six compared to the four PUDs at year-end 2013. Based on results of wells drilled so far at the field, the EURs for PDPs and PUD wells are estimated to average approximately 775,000 barrels and 850,000 barrels, respectively.1 However, these estimates do not consider the potential contribution of the deeper Zorritos oil sands. In this respect, the A-22D well is currently being drilled with results expected in April. Targeted measured depth of the A-22D well is 14,445 feet, which will also target the Mid and Lower Zorritos sands.

Probable & Possible Reserves

As a result of the latest EURs for PUD locations, probable volumes decreased to 20 Mmbo. Total probable locations were nine at Corvina and six at Albacora, with EURs of approximately 1.7 Mmbo and 1.4 Mmbo per well, respectively.

Possible reserves grew to 24 Mmbo due to geologic interpretation changes at Corvina. Total possible locations amounted to 10 at Corvina and 15 at Albacora with approximate EURs of 1.9 Mmbo and 1.1 Mmbo per well, respectively.

Zuniga concluded, “Given the potential impact of the deeper Zorritos on the Albacora reserves, a comprehensive review is currently underway at the A-27D well which could favorably impact its future oil reserves, as well as the corresponding EURs of future wells at the field. As previously announced, other offshore well optimization work is underway, including opening prospective deeper Albacora oil sands in other wells, and the installation of gas lift facilities on all three platforms. Onshore at Block XXIII, we are working on a gas sales program as part of long-term well testing program. Similarly, offshore we continue our efforts to pursue monetization of the known gas resources at Corvina and Albacora. We also have a large set of exploratory onshore and offshore prospects that could favorably impact the Company’s reserve and production growth in the future.

While estimates reflect rising oil prices throughout the year, given the current low commodity price environment we are executing in a number of areas to manage our cash expenditures. This includes further reducing administrative costs, reducing operating costs with our partner, reaching out to the Peruvian oil and gas authorities for discussions on extensions for work commitments, assessing the appropriate capital budget for our portfolio of assets, and working with our advisors on financing alternatives.”

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields with joint venture partner Pacific Rubiales Energy Corp. (TSX: PRE) (BVC: PREC) (BOVESPA: PREB). Onshore, the Company holds 100% working interests in Blocks XIX, XXII and XXIII which total 1.6 million acres. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

 1 The EURs for PUD wells reported as 1.1 MMbo has been corrected.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, outcome of our financing alternatives and discussions with governmental authorities, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of prospective resources included in this press release.  We may use certain terms in this press release such as “prospects,” “prospective” resources and “estimated gross ultimate recoveries” which imply the existence of quantities of resources which the SEC guidelines strictly prohibit U.S. publicly registered companies from including in reported reserves in their filings with the SEC.

In addition, Probable and Possible reserves are by their nature more speculative than estimates of Proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk. Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. The definition of prospective resources has been excerpted from the Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007. Prospective resources have both an associated chance of discovery and a chance of development. Prospective resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity.

Statements of reserves and other indications of resources used in this press release are only estimates and may not correspond to the ultimate quantities of oil and recovered. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

1-281-752-1240

pierre_dubois@bpzenergy.com